UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2011

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33156	20-4623678
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (602) 414-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 13, 2011, executive management of First Solar, Inc. (“First Solar” or the “Company”) approved a set of restructuring initiatives intended to accelerate operating cost reductions and improve overall operating efficiency. In connection with these restructuring initiatives, First Solar expects to incur total charges of up to $85 million, the majority of which is expected to be recorded in the fourth quarter of 2011. These charges consist primarily of (i) up to $75 million of asset impairment and associated charges (of which up to approximately $63 million is expected to be non-cash) related to a significant reduction in certain research and development activities that had been focused on an alternative photovoltaic ("PV") product, and (ii) up to $10 million in severance benefits to terminated employees as described below, most of which is expected to be paid out by the end of the fourth quarter of 2012. First Solar will be refocusing its research and development center in Santa Clara, California on the development of advanced CdTe PV technologies, compared to a broader research and development effort up until now. First Solar expects as part of the restructuring initiatives to eliminate up to 100 positions company-wide, representing less than 1.5% of First Solar's global workforce, including approximately 85 employees in the U.S. Approximately 70% of the expected reduction in the U.S. workforce relates to the above-referenced refocusing of research and development activities.

Item 2.06 Material Impairments.

See Item 2.05 Costs Associated with Exit or Disposal Activities.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2012, the Company and TK Kallenbach, President, Components Business Group, mutually agreed to end Mr. Kallenbach's employment with the Company. Mr. Kallenbach will receive certain compensation and benefits in accordance with the terms of his employment agreement. Mr. Kallenbach entered into a non-competition and non-solicitation agreement and a confidentiality and intellectual property agreement upon his employment, both of which shall continue to apply in accordance with their terms.

Effective May 1, 2012, the Company and James Zhu, Chief Accounting Officer, mutually agreed to end Mr. Zhu's employment with the Company. Mr. Zhu will receive certain compensation and benefits in accordance with the terms of his employment agreement. Mr. Zhu entered into a non-competition and non-solicitation agreement and a confidentiality and intellectual property agreement upon his employment, both of which shall continue to apply in accordance with their terms.

Mark Widmar, the Company's Chief Financial Officer, will assume the additional role of Chief Accounting Officer effective February 1, 2012.

On December 14, 2011, First Solar issued a press release regarding the above-referenced officer changes, which is included as Exhibit 99.1 to this Form 8-K.

Item 7.01 Regulation FD Disclosure.

On December 14, 2011, First Solar issued a press release and will hold a conference call regarding an update to 2011 financial guidance and its 2012 financial guidance. A copy of the press release is furnished as Exhibit 99.2 to this Form 8-K.

The information in this Form 8-K and in Exhibit 99.2 attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liability of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Information.

In connection with a continuing objective of balancing production capabilities with market demand, the Company is evaluating various means to reduce 2012 annual manufacturing production by more than 400MW. The Company expects to produce approximately 2GW of modules in 2012, reflecting an approximately 80% manufacturing capacity utilization rate, compared to an expected manufacturing capacity of approximately 2.5GW by the end of 2012. The Company expects to strategically idle some manufacturing capacity in 2012 in order to implement upgraded process technologies across existing manufacturing lines as part of its accelerated conversion efficiency improvement initiatives, and to better align production with expected market demand. The Company also expects to qualify its Mesa, Arizona manufacturing plant in 2012, but does not expect to start commercial production at this facility until 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of First Solar regarding Executive Officer Changes, dated December 14, 2011
99.2	Press Release of First Solar regarding Financial Guidance, dated December 14, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.
(Registrant)

Date:	December 14, 2011	By:	/s/ Mary Beth Gustafsson
		Name:	Mary Beth Gustafsson
		Title:	Executive Vice President, General Counsel and Secretary